Exhibit 99.1

IMPORTANT NOTICE REGARDING

THE VF 401(K) SAVINGS PLAN BLACKOUT PERIOD

AND TRADING RESTRICTIONS IN VF CORPORATION COMMON STOCK

DURING THE BLACKOUT PERIOD

To:	VF Corporation Directors and Executive Officers

From:	Total Rewards
Date:	April 24, 2019

VF Corporation sponsors and maintains the VF 401(k) Savings Plan (“Plan”). The Plan will be entering into a blackout period as a result of VF Corporation separating into two publicly traded companies, VF Corporation and Kontoor Brands, Inc. The blackout will begin on May 22, 2019 for purposes of all transaction activity in the VF Corp. Common Stock Fund and VF Corp. ESOP Stock Fund (“VF Stock Funds”). During the blackout period, Plan participants will not be able to change deferral contributions, direct or diversify investments in their individual accounts, obtain a loan or receive a distribution (or withdrawal) from the VF Stock Funds in the Plan.

KEY DATES:

•	Blackout Begins: May 22, 2019 (for VF Stock Fund transactions only)

•	Blackout Expected to End: No later than the week of May 26, 2019

ADDITIONAL RESTRICTIONS:

Your ability to trade in VF Corporation’s common stock is also impacted by the Plan blackout period. Under the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) Regulation Blackout Trading Restriction (BTR), directors and executive officers of VF Corporation are generally prohibited from engaging in transactions involving any equity security of VF Corporation during the time when Plan participants are unable to direct or diversify investments in the VF Stock Funds held in their Plan accounts (i.e., from May 22, 2019 through the week of May 26, 2019) (the “Blackout Period”). For this purpose, executive officers include those officers who file reports under Section 16 of the Securities Exchange Act of 1934.

During this Blackout Period, you are precluded from trading in VF Corporation securities. This notice of the required blackout resulting from the separation of VF Corporation into two publicly traded companies is mandated by the SEC to be sent to each of you to notify you of the blackout and the consequences of violating these rules.

Specifically, during the Blackout Period commencing on May 22, 2019 and ending the week of May 26, 2019, SEC rules prohibit you from, directly or indirectly, purchasing, selling, or otherwise transferring any VF Corporation common stock. Please note that the VF equity plans, that include stock options, and other derivative securities are subject to previously existing blackout restrictions that will remain in place.

Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household). However, there are certain transactions that are exempt from this prohibition, including:

•	Purchases or sales under a Rule 10b5-1 trading plan (so long as you did not enter into or modify the trading plan during the Blackout Period or at a time when you were aware of the actual or approximate dates of the Blackout Period); and

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

If you engage in a transaction that violates these rules, you will be required to disgorge your profits from the transaction and may be subject to civil and criminal penalties.

You will be notified in the event that an extension of the Blackout Period is needed. If you have any questions concerning this notice or want to confirm the status of the Blackout Period, including whether the Blackout Period has begun or ended, you may obtain such information free of charge by contacting Rita Frazier at 336-424-3468 located at 105 Corporate Center Blvd, Greensboro, North Carolina 27408.